Exhibit 99.1

MicroVision Announces Third Quarter 2013 Results

Company Supports Fortune Global 100 Electronics Brand in Display Engine Development; Reduces Cash Used in Operations by 41 Percent in the First Nine Months

REDMOND, Wash.--(BUSINESS WIRE)--November 12, 2013--MicroVision, Inc. (NASDAQ: MVIS), a leader in innovative ultra-miniature projection display technology, today announced its operating and financial results for the third quarter of 2013 and the advancement of its 2013 business objectives.

The company is aggressively pursuing its goals of securing design wins, facilitating the commercialization of its patented PicoP® display technology with its partners and managing cash used in operations and has made progress on multiple fronts. For the nine months ended September 30, 2013, cash used in operations was down 41 percent compared to the same period the previous year.

In early September MicroVision announced that it is supplying scanned engine system (SES) prototypes to a global tier-1 automotive supplier (Tier-1) for reliability testing and characterization. This milestone with the Tier-1 marked a significant achievement in the ongoing design win process. MicroVision also successfully continued development activities with a Fortune Global 100 electronics company under the agreement announced in April. Together the companies are making significant strides to meet the Fortune Global 100 brand’s unique requirements for a pico projection engine based on PicoP display technology. The Fortune Global 100 brand has noted that it is very impressed with the capabilities of the technology, the image quality and performance that it expects to achieve with the custom display engine as well as the support from the MicroVision team. MicroVision and the electronics brand are engaged in commercial negotiations for licensing and component supply agreements with the expectation that such agreements would constitute the next stage of engagement.

The pico projection market is still in the early stages of adoption and the eco-system supporting its emergence has continued to strengthen. Mobile video consumption growth and increasing information technology integration in vehicles are potential demand generators for enhanced displays with pico projectors. According to Ooyala’s 2013 Q2 Global Video Index Report, consumers are increasingly watching video of longer durations on smartphones and tablets. In fact, the share of video viewing on phones increased 41 percent and tablet video viewing increased 59 percent in the first half of 2013, and tablet audiences spent more than half of their viewing time watching premium long-form content. IHS, an analyst firm covering the growth of information technology in vehicles, reported in September that there was a global average of $330 worth of semiconductors per vehicle in 2012, a 65 percent increase from 2002.

MicroVision has developed its patented PicoP display technology with a robust set of features to address the requirements of both of these markets for enhanced viewing experiences. With its ability to create a large, high definition image that is always in focus from a tiny engine with outstanding brightness to power efficiency (i.e. lumen to watt efficiency), PicoP display technology offers a compelling solution for bringing enhanced visibility to the world of mobility.

Financial Results

The following financial results are for the three and nine months ended September 30, 2013, compared to the same periods one year earlier.

  Revenue was $964,000 for the third quarter of 2013, compared to $2.6 million for the third quarter of 2012, primarily from performance under the development agreement announced in April. Revenue for the first nine months of 2013 was $4.6 million, compared to $5.6 million for the first nine months of 2012.
  Operating loss for the third quarter of 2013 was $4.1 million, compared to $4.0 million for the third quarter a year ago. Operating loss was $11.2 million for the first nine months of 2013, compared to $18.8 million for the first nine months of 2012.
  Net loss for the third quarter of 2013 was $3.7 million, or $0.13 per share, compared to $3.8 million, or $0.15 per share, for the same quarter a year ago. Net loss was $10.8 million, or $0.40 per share, for the first nine months of 2013 compared to $18.6 million, or $0.91 per share, for the first nine months of 2012.
  For the third quarter of 2013, cash used in operations was $3.7 million compared to $3.9 million for the same period in 2012. For the nine months ended September 30, 2013, cash used in operations was $9.9 million compared to $17.0 million for the same period in 2012.

As of September 30, 2013, backlog was $3.2 million and cash and cash equivalents were $8.3 million.

Conference Call

The company will host a conference call today to discuss its third quarter 2013 results and current business operations at 8:30 a.m. ET / 5:30 a.m. PT. Participants may join the conference call by dialing 800-708-4539 (for U.S. participants) or +1-847-619-6396 (for international participants) ten minutes prior to the start of the call. The conference call pass code number is 35995869. A live webcast of the call can be accessed from the company's web site in the Investor Events Calendar section on the Investors page. A replay of this call will be available after 8:00 a.m. PT the day of the conference call through the same link or by calling 888-843-7419 (U.S.) or (International) +1-630-652-3042, pass code 3599 5869#.

About MicroVision

MicroVision is the creator of PicoP® display technology, an ultra-miniature laser projection solution for mobile consumer electronics, automotive head-up displays and other applications. MicroVision’s patented display technology helps OEMs break down display boundaries and offer enhanced visibility to mobile experiences. Nearly two decades of research has led MicroVision to become an independently recognized leader in the development of intellectual property. MicroVision’s IP portfolio has been recognized by the Patent Board as a top 50 IP portfolio among global industrial companies and is also included in the Ocean Tomo 300 Patent Index. The company is based in Redmond, Wash.

For more information, visit the company’s website at www.microvision.com, on Facebook at www.facebook.com/MicroVisionInc or follow MicroVision on Twitter at @MicroVision.

MicroVision and PicoP are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including those relating to contract benefits and negotiations, strategy, expected market interest and growth, and future product and technology development and sales, and those containing words such as “expects” are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: we may be unable to successfully perform our obligations under the agreement, our contract party may not perform its obligations under the agreement, our ability to raise additional capital when needed; products incorporating our PicoP display engine may not achieve market acceptance, commercial partners may not perform under agreements as anticipated, we may be unsuccessful in identifying parties interested in paying any amounts or amounts we deem desirable for the license of IP assets, our or our customers failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company's SEC reports, including the company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

MicroVision, Inc.

Balance Sheet
(In thousands)
(Unaudited)

	September 30,	December 31,
	2013	2012

Assets
Current Assets
Cash and cash equivalents	$8,321	$6,850
Accounts receivable, net of allowances	137	1,115
Costs and estimated earnings in excess of billings on uncompleted contracts	12	12
Inventory	28	497
Other current assets	420	1,221
Total current assets	8,918	9,695

Property and equipment, net	1,182	1,205
Restricted investments	435	436
Intangible assets	1,462	1,580
Other assets	18	22
Total assets	$12,015	$12,938

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$1,809	$3,035
Accrued liabilities	3,014	4,007
Deferred revenue	-	609
Billings in excess of costs and estimated earnings on uncompleted contracts	209	98
Warrant liability	6,716	-
Current portion of capital lease obligations	29	48
Current portion of long-term debt	-	67
Total current liabilities	11,777	7,864

Capital lease obligations, net of current portion	-	20
Deferred rent, net of current portion	428	-
Total liabilities	12,205	7,884

Commitments and contingencies

Shareholders' (Deficit) Equity
Common stock at par value	32	25
Additional paid-in capital	448,066	442,560
Accumulated deficit	(448,288)	(437,531)
Total shareholders' (deficit) equity	(190)	5,054
Total liabilities and shareholders' (deficit) equity	$12,015	$12,938

MicroVision, Inc.

Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012

Product revenue	$176	$2,098	$2,312	$4,377
Contract revenue	128	515	483	1,261
Development revenue	660	-	1,840	-
Total revenue	964	2,613	4,635	5,638

Cost of product revenue	8	887	1,509	4,781
Cost of contract revenue	76	251	239	654
Total cost of revenue	84	1,138	1,748	5,435

Gross margin	880	1,475	2,887	203

Research and development expense	2,893	3,097	7,484	10,264
Sales, marketing, general and administrative expense	2,132	2,425	6,636	8,777
Gain on disposal of fixed assets	(33)	(46)	(35)	(47)
Total operating expenses	4,992	5,476	14,085	18,994

Loss from operations	(4,112)	(4,001)	(11,198)	(18,791)

Change in warrant liability	397	-	397	-
Other income (expense)	48	156	44	172

Net loss	$(3,667)	$(3,845)	$(10,757)	$(18,619)

Net loss per share - basic and diluted	$(0.13)	$(0.15)	$(0.40)	$(0.91)

Weighted-average shares outstanding - basic and diluted	28,448	24,974	26,739	20,406

CONTACT:
MicroVision, Inc.
Dawn Goetter, 425-882-6629 (investors)
or
Edelman
Joani Jones, 503-471-6863 (media/PR)